Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A, No. 33-21803) of Morgan Stanley California Tax-Free Daily Income Trust, and to the incorporation by reference of our report, dated February 26, 2016, on Morgan Stanley California Tax-Free Daily Income Trust included in its Annual Report to Shareholders for the fiscal year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 24, 2016